Exhibit 99.1

Physicians Formula Holdings, Inc. Announces Results for the Third Quarter
Ended September 30, 2006; Provides Fourth Quarter 2006 Guidance

AZUSA, CA (December 18, 2006) — Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”), today announced financial results for the three and nine months ended September 30, 2006.

Third Quarter 2006 Compared to Third Quarter 2005:

•                  Net sales increased 29.5% to $18.1 million from $14.0 million;

•                  SG & A as a percentage of sales declined to 41.7% from 50.0%;

•                  Operating income increased 39.6% to $2.1 million from $1.5 million and operating margin increased 85 basis points to 11.63% from 10.78%

•                  Net income available for common stockholders improved to $223 thousand from a loss of $(230) thousand;

•                  Basic and diluted EPS increased to $0.02 from basic and diluted loss per share of $(0.02).

“Our strong net sales growth during the third quarter reflects increased sales of face and eye makeup products, through broadening of product offerings, increased SKUs in existing stores and an overall increase in the number of stores in which we sell products,” stated Ingrid Jackel, Chief Executive Officer of Physicians Formula.  “Our established products continue to perform very well and new products represented 33% of net sales during the third quarter, as we continue to be among the industry leaders in innovation.”

Ms. Jackel continued, “We believe our new product launches and promotional support position us well to gain additional shelf space during the important “sell-in” period which typically occurs in the fourth and first quarters of the year.  Additionally, our recent production capacity increase will accommodate the expected growth in revenues for the near future.”

“We improved operating margins in our business as selling, general and administrative expenses as a percentage of net sales declined to 41.7% during the third quarter compared to 50.0% in the corresponding period last year, primarily due to higher net sales.  We achieved this improvement even as we incurred additional expenses of $0.4 million in preparation for Sarbanes-Oxley requirements in connection with becoming a public company,” commented Joseph Jaeger, Chief Financial Officer.  “Even though we achieved a higher rate of recovery of returned products from retailers and benefited from lower product costs, our gross margin declined due to higher costs for inbound freight and the write-down of inventory related to our retailer customers’ spring wall display changes and the associated impact  on our slow-moving and obsolete inventory.  We believe we are well positioned to experience an improvement in our gross margins in the fourth quarter of 2006 as compared to the third quarter of 2006.”

The Company reported net sales of $68.9 million for the nine months ended September 30, 2006, an increase of approximately 20.6% from $57.1 million for the same period in 2005.  Net income available for common stockholders for the nine months ended September 30, 2006 was $4.3 million, or $0.37 per diluted share, on approximately 11.60 million shares outstanding, compared to $3.2 million, or $0.28 per diluted share, on approximately 11.53 million shares outstanding for the same period in 2005.

Successful Initial Public Offering and Repayment of Debt

On November 14th, 2006, Physicians Formula Holdings, Inc. completed an initial public offering and raised approximately $49.4 million in net proceeds.  Of the 8,625,000 shares of common stock sold in the offering, 3,125,000 shares were sold by Physicians Formula Holdings, Inc. and 4,375,000 shares were sold by selling stockholders in the base offering, and 1,125,000 shares were sold by the selling stockholders pursuant to the underwriters’ over-allotment option.  The net proceeds to the Company from this offering were used to reduce the Company’s outstanding indebtedness, to pay debt issuance costs and to pay IPO completion bonuses.

In conjunction with the retirement of existing debt, the Company established a new $15 million term loan facility and new revolving credit facility of up to $20 million.

“Our recent initial public offering and the subsequent repayment of debt has further strengthened our financial position,” continued Mr. Jaeger.  “We believe that our cash flow from operations and funds from our new revolving credit facility will adequately fund our working capital needs and planned expenditures for the foreseeable future.”

Outlook

The Company currently anticipates net sales for the fourth quarter 2006 will increase by approximately 13% to 18%, as compared to the same period a year ago, to $24.5 million to $25.5 million.  Basic earnings (loss) per share for the fourth quarter 2006 are expected to be in the range of $(0.32) to $(0.27) per share on approximately 12.4 million shares on a weighted-average common share basis.

Negatively affecting earnings per share for the fourth quarter and for the fiscal year ending December 31, 2006 are non-cash charges for stock-based compensation before tax of approximately $9.4 million, special bonuses paid in conjunction with the initial public offering before tax of $0.3 million and the non-cash write-off of capitalized bank fees associated with the repayment of the senior credit agreement, dated December 16, 2005, and the repurchase of the senior subordinated notes before tax of $1.0 million.

For the fiscal year ending December 31, 2006, the Company anticipates net sales will increase by approximately 19% to 20%, as compared to the same period a year ago, to $93.4 million to $94.4 million.   Basic earnings per share for the fiscal year 2006 are expected to be in the range of $0.02 to $0.07 per share on approximately 10.9 million shares on a weighted-average common share basis.

U.S. Market Share Data ($ Share)

The Company defines the masstige market as products sold in the mass market channel under the following premium-priced brands: Physicians Formula, Almay, L’Oreal, Max Factor, Neutrogena, Revlon and Vital Radiance.  The following table sets forth the market position and approximate share, based on retail sales, of the Company’s products in total and for selected categories within the masstige market, as the Company defines it, based on ACNielsen(1) data for the 52 weeks ended November 4, 2006.

	52 Weeks Ended November 4, 2006
	Masstige ($ Share)	% Change vs. Prior Year ($ Share)
Total Company	6.9%	26%
Face	12.7%	30%
Eye	5.2%	16%

(1)                                  ACNielsen is an independent research entity.  ACNielsen data does not include Wal-Mart, which is the Company’s largest customer.

The Company will provide first quarter 2007 and full year 2007 guidance during its year-end conference call

Conference Call

The conference call is scheduled to begin at 1:30pm Pacific Time on Monday, December 18th, 2006.  Participants may access the call by dialing 800-289-0572 (domestic) or 913-981-5543 (international).  In addition, the call will be webcast via the Company’s Web site at www.physiciansformula.com, Investor Relations, where it will also be archived.  A telephone replay will be available through Monday, January 1st, 2007.  To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international), passcode 9470084.

About Physicians Formula Holdings, Inc.

Physicians Formula is one of the fastest growing cosmetics companies operating in the mass market prestige, or “masstige”, market.  Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium priced products for the mass market channel.  Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends.  Currently, Physicians Formula products are sold in over 23,000 stores throughout the U.S. including stores operated by Wal-Mart, Target, CVS, Walgreens and Albertsons.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms.  Such forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and assumptions made by management.  Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements.  Factors that might cause such differences include, but are not limited to: the demand for the Company’s products; the Company’s ability to expand its product offerings; the competitive environment in the Company’s business; the Company’s operations and ability to achieve cost savings; the effect of technological and regulatory changes; the Company’s cash needs and financial performance; changes in general economic or market conditions; and other factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Risk Factors contained in the Company’s Prospectus dated November 8, 2006 and filed pursuant to Rule 424(b) under the Securities Act with the SEC on November 9, 2006, and available at the SEC’s website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars in thousands, except share data)

	September 30,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$24	$20
Accounts receivable, net of allowance for bad debts of $254 and $254	13,815	20,404
Inventories	17,264	17,377
Prepaid expenses and other current assets	1,985	1,618
Income taxes receivable	990	—
Deferred income taxes - net	3,467	3,902
Total current assets	37,545	43,321
PROPERTY AND EQUIPMENT - Net	2,213	2,261
OTHER ASSETS-Net	1,793	1,675
INTANGIBLE ASSETS-Net	56,754	58,076
GOODWILL	17,463	17,463
TOTAL	$115,768	$122,796
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank overdraft	$—	$177
Accounts payable	5,701	7,232
Accrued expenses	3,273	2,690
Trade allowances	3,030	4,027
Sales returns reserve	5,199	6,989
Income taxes payable	—	2,339
Line of credit borrowings	5,162	8,769
Current portion of long-term debt	5,221	4,177
Total current liabilities	27,586	36,400
DEFERRED COMPENSATION	668	597
DEFERRED INCOME TAXES-Net	23,304	22,977
LONG-TERM DEBT	55,059	58,036
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Series A preferred stock, $.01 par value—40,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $.01 par value—13,000,000 shares authorized, 10,421,916 and 10,051,750 shares issued and outstanding	104	100
Additional paid-in capital	996	905
Retained earnings	8,051	3,781
Total stockholders’ equity	9,151	4,786
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$115,768	$122,796

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$18,093	$13,976	$68,865	$57,082
Cost of sales	8,449	5,481	29,826	22,474
Gross profit	9,644	8,495	39,039	34,608

Selling, general and administrative expenses	7,540	6,988	26,820	23,811

Income from operations	2,104	1,507	12,219	10,797
Interest expense	1,945	566	5,457	1,623
Other (income) expense	(32)	9	(35)	(109)

Income before income taxes	191	932	6,797	9,283
Income tax (benefit) provision	(32)	343	2,527	3,595

Net income	223	589	4,270	5,688

Allocation of income to preferred stockholders	—	819	—	2,458

Net income(loss) available for common stockholders	$223	$(230)	$4,270	$3,230

Net Income(loss) per common share:
Basic	$0.02	$(0.02)	$0.41	$0.32
Diluted	$0.02	$(0.02)	$0.37	$0.28

Weighted-average common shares outstanding:
Basic	10,421,916	10,051,750	10,399,331	10,042,485
Diluted	11,614,506	10,051,750	11,603,042	11,530,184

Contact:   John Mills / Anne Rakunas
Integrated Corporate Relations, Inc.
(310) 954-1100